PRUDENTIAL-BACHE MULTI-SECTOR FUND, INC.
                                   CLASS "A"

                                    EXHIBIT
                          AVERAGE ANNUAL TOTAL RETURN
                                  CALCULATION
                             AS OF OCTOBER 31, 1990

                                                   n
                               ERV = P * (1 + T)^

P = hypothetical initial payment of $1,000

T = average annual total return

n = number of years

ERV = ending redeemable value

================================================================================
                                 From Inception

                         Annualized               Unannualized
                         ----------               ------------
P =                      $1,000.00                 $1,000.00

n =                           1.00                      0.34

ERV =                    $  616.40                 $  848.33

T =                         -38.35%                   -15.17%